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For Immediate Release:

Contact:     Lester Rosenkrantz                       Mark Beal
             Cameron Associates                       Alan Taylor Communications
             212-554-5486                             212-714-1280
             lester@cameronassoc.com


PacificHealth Laboratories, Inc. Announces 64% Increase

in First Quarter 2004 Revenues

MATAWAN, NJ - April 2, 2004 - PacificHealth Laboratories, Inc. (OTCBB: PHLI), an innovative nutrition technology company, announced today that revenues for the first quarter of 2004 were approximately $2,300,000 (unaudited), a 64% increase over the same period in 2003 when revenues were $1,397,667. The increased revenues are due to increases in sales of the Company's ACCELERADE(R) and Endurox R4(R) sports drink product lines as well as significant opening orders for the Company's new COUNTDOWN(R) post-workout drink for the strength-training athlete.



         Dr. Robert Portman, President and CEO of PHLI, said, "Our revenues for the first quarter represent the largest quarterly sales of our sports nutrition products in the company's history. The increased sales reflect a continuation of the growth we saw in the fourth quarter of 2003. Traditionally, our first quarter is one of our weaker quarters because of the seasonality of sports drink sales. Based upon our first quarter numbers, we look for continued sales growth in the upcoming quarters."


About the Company

PacificHealth Laboratories, Inc., Matawan, NJ, was founded in 1995 to develop and commercialize functionally unique nutritional products for sports nutrition, weight loss and Type 2 diabetes. To learn more about PacificHealth Laboratories, Inc., visit: www.pacifichealthlabs.com; www.accelerade.com;
www.strong-research.com; and www.satietrol.com.


Notice: This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements". These statements can be identified by introductory words such as "expects", "plans", "will", "estimates", "forecasts", "projects", "potentially" or words of similar meaning and by the fact they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new products and their potential. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not. No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.


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